Exhibit 99.1

News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: April 16, 2014

Capital One Reports First Quarter 2014 Net Income of $1.2 billion,

or $1.96 per share

McLean, Va. (April 16, 2014) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2014 of $1.2 billion, or $1.96 per diluted common share, compared to the fourth quarter of 2013 with net income of $852 million, or $1.43 per diluted common share, and the first quarter of 2013 with net income of $1.1 billion, or $1.77 per diluted common share.

“Capital One posted solid results across our businesses in the first quarter,” said Richard D. Fairbank, Chairman and CEO. “We received no objection to our CCAR capital plan and announced a $2.5 billion share repurchase program that we expect to complete by the end of the first quarter of 2015.”

All comparisons below are for the first quarter of 2014 compared with the fourth quarter of 2013 unless otherwise noted.

First Quarter 2014 Income Highlights:

•	Total net revenue decreased 3 percent to $5.4 billion.

•	Total non-interest expense decreased 9 percent to $2.9 billion.

•	Pre-provision earnings increased 6 percent to $2.4 billion.

Capital One First Quarter 2014 Earnings

•	Provision for credit losses decreased 23 percent to $735 million.

First Quarter 2014 Balance Sheet Highlights:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 13.0 percent at March 31, 2014.

•	Net interest margin of 6.62 percent, down 11 basis points.

•	Domestic Card period-end loans decreased $5.0 billion, or 7 percent, to $68.3 billion.

•	Commercial Banking period-end loans increased $1.2 billion, or 3 percent, to $46.2 billion.

•	Consumer Banking:

•	Auto period-end loans increased $1.2 billion, or 4 percent, to $33.1 billion.

•	Home loans period-end loans decreased $1.2 billion, or 4 percent, to $34.0 billion, driven by expected run-off of acquired portfolios.

•	Average loans held for investment in the quarter increased $909 million, or less than 1 percent, to $193.7 billion.

•	Domestic Card average loans decreased $558 million, or less than 1 percent, to $69.8 billion.

•	Commercial Banking average loans increased $2.1 billion, or 5 percent, to $45.4 billion.

•	Consumer Banking:

¡	Auto average loans increased $963 million, or 3 percent, to $32.4 billion.

¡	Home loans average loans decreased by $1.3 billion, or 4 percent, to $34.6 billion, driven by expected run-off of acquired portfolios.

•	Period-end total deposits increased $3.8 billion, or 2 percent, to $208.3 billion, while average deposits increased $136 million, or less than 1 percent, to $205.8 billion.

•	Deposit interest rates declined 3 basis points to 0.60 percent.

Detailed segment information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on April 16, 2014, at 5:00 PM, Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then

Capital One First Quarter 2014 Earnings

choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 7, 2014 at 5:00 PM.

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2013.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $208.3 billion in deposits and $290.5 billion in total assets as of March 31, 2014. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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